Exhibit 10.4

CNO FINANCIAL GROUP, INC.
2025 ELG PERFORMANCE SHARE AWARD AGREEMENT

CNO Financial Group, Inc., a Delaware corporation (the “Company” or “CNO”), is pleased to advise you that pursuant to the Company’s Amended and Restated Long-Term Incentive Plan (the “Plan”), the Company has granted you an award of the number of performance share units set forth on the Company’s stock plan administration vendor’s website (the “Award Summary”), effective as of the date displayed on the Award Summary (the “Grant Date”), subject to the terms and conditions of the Plan and the terms and conditions set forth herein. Any capitalized terms used herein and not defined herein have the meaning set forth in the Plan.
1.Performance Shares. Each Performance Share represents the right to receive one share of the Company’s Common Stock, par value $.01 per share (“Common Stock”), plus Dividend Equivalents thereon (as described in Section 5(b) below) subject to satisfaction of the service and performance-based vesting criteria described in Section 3 below and Schedule A-1 of the Award Summary. Upon satisfaction of such vesting criteria, the shares of Common Stock that have vested will be issued to you. When issued, the shares of Common Stock shall be fully paid and nonassessable.
2.Transfer Restrictions. You may not sell, assign, transfer, convey, pledge, exchange or otherwise encumber or dispose of the Performance Shares, except to the Company. Any purported encumbrance or disposition in violation of the provisions of this Section 2 shall be void ab initio, and the other party to any such purported transaction shall not obtain any rights to or interest in the Performance Shares.
3.Vesting of Performance Shares.
(a)The Performance Shares shall vest (in whole or in part) based upon satisfying the vesting criteria set forth on Schedule A-1 of the Award Summary. Except as set forth below, underlying shares of Common Stock shall be issued to you only if you remain employed by the Company or a Subsidiary through the vesting date of the Performance Shares, which is anticipated to occur no later than March 15, 2028. Decisions regarding vesting and payment of the Performance Shares shall be final as determined by the Committee in its sole and absolute discretion.
(b)If you elect to terminate your employment with the Company or a Subsidiary and you satisfy the definition of Retirement set forth in the Plan, or if your employment is terminated by the Company or a Subsidiary for any reason other than Cause, death or Disability (unless the termination is in connection with a Change in Control), then a pro rata portion of the Performance Shares shall vest (based on the number of days from January 1, 2025 to and including the date of your Retirement or involuntary termination other than Cause, death, or Disability divided by1,095) and, to the extent the performance criteria are met, such pro rata portion shall be issued at the same time as others receive shares of Common Stock under this award. In addition, in the event that you resign your employment with the Company and satisfy the terms and conditions set forth in the Company’s good leaver (or similar) policy as in effect from time to time in connection with such resignation, the Committee may, in the sole and absolute discretion, determine to treat your resignation as qualifying for additional vesting for the purposes of any or all of the then-unvested Performance Shares granted under this agreement and any or all of the then-unvested Performance Shares granted to you under other agreements, in each case, even if such resignation would not otherwise qualify as a Retirement under the Plan.
(c)If your employment is terminated by the Company or a Subsidiary due to your death or Disability, then a pro rata portion of the Performance Shares shall vest (based on the number of days from the beginning of the performance period to and including the date your employment is terminated divided by 1,095) and, to the extent the performance criteria are met, such pro rata portion shall be issued at the same time as others receive shares of Common Stock under such award.
(d)Any Performance Shares that do not vest pursuant to Sections 3(a) - 3(c) above shall be cancelled.
(e)In the event your employment is terminated by the Company or a Subsidiary without Cause or by you for Good Reason within six months prior to and in anticipation of or within 24 months after a Change in Control has occurred, a pro rata portion of any unvested Performance Shares shall vest (based on the number of days from the beginning of the performance period to and including the date your employment is terminated divided by 1,095) on such date.
4.Forfeiture of Performance Shares. Except as set forth in Section 3 above or expressly set forth in any written agreement between you and the Company or a Subsidiary (whether entered into prior to or after the date of this letter agreement), if you cease to be an employee of the Company or a Subsidiary for any reason, except as and to the extent the Common Stock underlying the Performance Shares has been issued to you, you shall forfeit the remaining portion of the Performance Shares.
5.Dividend, Voting and Other Rights.
(a)Until issuance of shares of Common Stock pursuant to Section 1 hereof, you shall have no voting or other rights of a stockholder with respect to the Performance Shares.
(b)Dividend Equivalents. You shall have the right to receive Dividend Equivalents on Performance Shares that become vested hereunder, payable in cash without interest, to the extent that (i) cash dividends are paid or payable on the Common Stock underlying the Performance Shares after the date of this agreement and prior to the issuance of shares of Common Stock underlying the Performance Shares and (ii) the record date for such payment of cash dividends was on or after the date of this agreement. Such Dividend Equivalents shall be subject to any required tax withholding, and shall be payable on or about such date or dates as the underlying Common Stock is issued to you in an amount equal to the number of pre-tax gross shares of Common Stock vested in respect of your earned Performance Shares before share withholding to satisfy income tax withholding requirements multiplied by the aggregate per share dividends declared and paid on or after the date of this letter agreement and prior to the issuance of shares of Common Stock underlying the Performance Shares.
6.Certain Definitions. For the purposes of this letter agreement, the following terms have the meanings set forth below:
“Board” means the Board of Directors of the Company.
“Cause” means the occurrence of one or more of the following events, as determined by the Committee:
(i)commission of (x) a felony or (y) any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or
(ii)conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; or
(iii)willful refusal to perform or substantial disregard of duties properly assigned; or
(iv)breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary.
“Change in Control” means the occurrence of any of the following events:
(i)the acquisition (other than an acquisition in connection with a “Non-Control Transaction” (as defined below)) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of “beneficial ownership” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company or its Ultimate Parent representing 51% or more of the combined voting power of the then outstanding securities of the Company or its Ultimate Parent entitled to vote generally with respect to the election of the board of directors of the Company or its Ultimate Parent; or
(ii)as a result of or in connection with a tender or exchange offer or contest for election of directors, individual board members of the Company (identified as of the date of commencement of such tender or exchange offer, or the commencement of such election contest, as the case may be) cease to constitute at least a majority of the board of directors of the Company; or
(iii)the consummation of a merger, consolidation or reorganization with or into the Company unless (x) the stockholders of the Company immediately before such transaction beneficially own, directly or indirectly, immediately following such transaction securities representing 51% or more of the combined voting power of the then outstanding securities entitled to vote generally with respect to the election of the board of directors of the Company (or its successor) or, if applicable, the Ultimate Parent and (y) individual board members of the Company (identified as of the date that a binding agreement providing for such transaction is signed) constitute at least a majority of the board of directors of the Company (or its successor) or, if applicable, the Ultimate Parent (a transaction to which clauses (x) and (y) apply, a “Non-Control Transaction”).
“Committee” means the Human Resources and Compensation Committee of the Company’s Board of Directors.
“Disability” means that, solely because of injury or sickness, you are either: (i) unable to perform all the material duties of the occupation that you routinely performed just prior to the date the Disability begins; or (ii) unable to earn 80% or more of your annual salary in effect just prior to the date the Disability begins.
“Good Reason” means (i) any material diminution in the nature or scope of your authority, duties or responsibilities from those you had as of the date immediately preceding the Change in Control, (ii) requiring your relocation to a location more than 50 miles from your primary location of employment immediately preceding the Change in Control without your consent or (iii) any reduction in your base salary or target bonus opportunity without your consent.
“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).
“Ultimate Parent” means the parent corporation (or if there is more than one parent corporation, the ultimate parent corporation) that, following a transaction, directly or indirectly beneficially owns a majority of the voting power of the outstanding securities entitled to vote with respect to the election of the board of directors of the Company (or its successor).
7.Withholding Taxes. If the Company or any Subsidiary shall be required to withhold any federal, state, local or foreign tax in connection with any issuance or vesting of Performance Shares or other securities pursuant to this agreement, and the amounts available to the Company or such Subsidiary for such withholding are insufficient, you shall pay the tax or make provisions that are satisfactory to the Company or such Subsidiary for the payment thereof. If permitted at such time by the Company, you may elect to satisfy all or any part of any such withholding obligation by surrendering to the Company or such Subsidiary a portion of the Performance Shares that become nonforfeitable hereunder, and the Performance Shares so surrendered by you shall be credited against any such withholding obligation at the Fair Market Value of the Common Stock underlying such Performance Shares on the date of such surrender.
8.No Special Right to Employment. Nothing in this agreement shall interfere with or limit in any way the right of the Company to terminate your employment or other performance of services at any time, nor confer upon you any right to continue in the employ or as a director or officer of, or in the performance of other services for, the Company or a Subsidiary for any period of time, or to continue your present (or any other) rate of compensation or level of responsibility. Nothing in this agreement shall confer upon you any right to be selected again as a Plan participant, and nothing in the Plan or this agreement shall provide for any adjustment to the number of Performance Shares upon the occurrence of subsequent events except as provided in the Plan.
9.Relation to Other Benefits. Any economic or other benefit to you under this agreement or the Plan shall not be taken into account in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
10.Amendments to Plan. Any amendment to the Plan shall be deemed to be an amendment to this agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this agreement without your consent.
11.Severability. Whenever possible, each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this agreement.
12.Conformity with Plan. This agreement and the Performance Shares granted pursuant hereto are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this agreement and the Plan shall be resolved in accordance with the terms of the Plan. By accepting this grant of Performance Shares on the Company’s equity administration website, you acknowledge your receipt of this agreement and the Plan and agree to be bound by all of the terms of this agreement and the Plan.
13.Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
14.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this agreement shall be in writing and shall be deemed to have been given when (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid or (iii) sent by reputable overnight courier, to the recipient. Such notices, demands and other communications shall be sent to you at the address on file with the Company and to the Company at 11299 Illinois Street, Suite 200, Carmel, Indiana 46032, Attn: General Counsel, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
15.Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT,

SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND APPLICABLE PROVISIONS OF FEDERAL LAW.
16.Descriptive Headings. The descriptive headings of this agreement are inserted for convenience only and do not constitute a part of this agreement.
17.Entire Agreement. This agreement, any written agreement between you and the Company or a Subsidiary to the extent contemplated by Section 4 hereof, and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your acquisition of the Performance Shares.
18.Section 409A. The Performance Shares awarded hereunder are intended to comply with Section 409A of the Code, as provided under the Plan. In accordance therewith, to the extent that Section 409A(a)(2)(B)(i) (regarding certain payments to “key employees” in connection with a separation from service) requires the Company to delay payment and /or delivery of shares of Common Stock in respect of your vesting Performance Shares beyond the date(s) otherwise specified in this agreement, the Company shall pay such amounts to you upon the earliest date permitted under 409A(a)(2)(B)(i) of the Code with incurring excise tax.
19.Clawback Policy. The Company’s Board of Directors have adopted a Clawback Policy applicable to Covered Executive as defined in the policy. Such policy may be amended from time to time and is available on the Company’s intranet at www.mycno.unily.com. If you have been designated by the Compensation Committee (or its delegate) as a Covered Executive, this Performance Share Award is bound by the terms of the policy, including without limitation all provisions relating to the recoupment of any vested portion of the award.
20.Electronic Delivery. The Company may deliver any documents related to current or future participation in the Plan by electronic delivery at its sole discretion. You hereby consent to receive such documents by electronic delivery and agree to participate in an online system established and maintained by the Company or its third-party administrator. By electronically accepting the award agreement, you agree to be bound by the terms and conditions in the Plan and this award agreement.
Details of the Award are set forth in the Award Summary.
To execute this agreement and confirm your understanding and acceptance of the agreements contained you must click the Accept button on the third-party administrator’s website. Acceptance may be required within a certain number of days from the grant date in accordance with instructions and/or announcements provided by the Company to you and failing to accept this award within the Company’s third-party administrator’s system within such number of days may constitute grounds for forfeiture of this award in the Company’s sole discretion.

Very truly yours,
CNO FINANCIAL GROUP, INC.
By: Yvonne K. Franzese, Chief Human Resources Officer